Exhibit 99.1

CONTACT:	MICHAEL SHRINER, PRESIDENT & CEO JAWAD CHAUDHRY, EVP & CFO (201) 823-0700

BCB Bancorp, Inc. Reports Net Loss of $8.3 Million in First Quarter 2025;

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., April 22, 2025 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported a net loss of $8.3 million for the first quarter of 2025, compared to net income of $3.3 million in the fourth quarter of 2024, and net income of $5.9 million for the first quarter of 2024. Its loss per diluted share for the first quarter of 2025 was ($0.51), compared to earnings per diluted share of $0.16 in the preceding quarter and $0.32 in the first quarter of 2024.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on May 21, 2025 to common shareholders of record on May 7, 2025.

“Our first-quarter loss was primarily driven by a $13.7 million specific reserve tied to a $34.2 million loan in the cannabis sector,” Michael Shriner, President and Chief Executive Officer of BCB Bank, explained. “Although the borrower remains current, the significant deterioration in their financial condition warranted a downgrade to non-accrual status and the establishment of the reserve. We also increased reserves for our discontinued Business Express Loan portfolio by $3.1 million, in response to the portfolio’s continued elevated deterioration and broader macroeconomic headwinds.”

“While these credit actions have impacted short-term results, they reflect our disciplined and proactive approach to risk management,” added Mr. Shriner. “Thanks to the positive capital actions taken throughout 2024, we remain well-capitalized, giving us the flexibility to address credit challenges head-on.”

“BCB Bank has bolstered its credit risk team with new hires who we believe bring deep expertise and a rigorous approach to underwriting,” said Mr. Shriner. “These efforts are part of a broader initiative to strengthen our credit quality oversight. Following a comprehensive portfolio review using a conservative risk framework, we’ve adjusted the risk ratings on a number of loans to better reflect current market realities. Importantly, the majority of our customers remain current on their payments, and our team is actively engaging with borrowers to secure updated financials and support improved risk profiles.”

Executive Summary

•	Total deposits were $2.687 billion at March 31, 2025 compared to $2.751 billion at December 31, 2024.

•	Net interest margin was 2.59 percent for the first quarter of 2025, compared to 2.53 percent for the fourth quarter of 2024, and 2.50 percent for the first quarter of 2024.

•	Total yield on interest-earning assets was 5.20 percent for the first quarter of 2025, compared to 5.33 percent for both the fourth quarter of 2024, and the first quarter of 2024.
•

Total cost of interest-bearing liabilities decreased 24 basis points to 3.33 percent for the first quarter of 2025, compared to 3.57 percent for the fourth quarter of 2024, and decreased 21 basis points to 3.54 percent for the first quarter of 2024.

•	The efficiency ratio for the first quarter was 61.6 percent compared to 62.1 percent in the prior quarter, and 58.8 percent in the first quarter of 2024.

•	The annualized return on average assets ratio for the first quarter was (0.95) percent, compared to 0.36 percent in the prior quarter, and 0.61 percent in the first quarter of 2024.

•	The annualized return on average equity ratio for the first quarter was (10.4) percent, compared to 4.0 percent in the prior quarter, and 7.5 percent in the first quarter of 2024.

•

The provision for credit losses was $20.8 million in the first quarter of 2025 compared to $4.2 million for the fourth quarter of 2024. In the first quarter of 2024, the Bank recorded a provision of $2.1 million.

BCBP Reports First Quarter 2025 Results

April 22, 2025

•

The allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 51.6 percent at March 31, 2025 compared to 77.8 percent for the prior quarter-end and 155.4 percent at March 31, 2024. Total non-accrual loans were $99.8 million at March 31, 2025, $44.7 million at December 31, 2024 and $22.2 million at March 31, 2024.

•

Total loans receivable, net of the allowance for credit losses, of $2.918 billion at March 31, 2025, decreased 2.6 percent from $2.996 billion at December 31, 2024, and decreased 9.6 percent, from $3.227 billion at March 31, 2024.

Balance Sheet Review

Total assets decreased by $125.3 million, or 3.5 percent, to $3.474 billion at March 31, 2025, from $3.599 billion at December 31, 2024. The decrease in total assets was mainly related to a decrease in net loans and in cash and cash equivalents.

Total cash and cash equivalents decreased by $64.5 million, or 20.3 percent, to $252.8 million at March 31, 2025, from $317.3 million at December 31, 2024. The decrease in cash was primarily due to the reduction of the Bank’s exposure to wholesale funding by paying down high cost brokered deposits.

Loans receivable, net, decreased by $78.6 million, or 2.6 percent, to $2.918 billion at March 31, 2025, from $2.996 billion at December 31, 2024. Total loan decreases during the period included decreases totaling $62.3 million in commercial real estate and multi-family loans, construction loans, 1-4 family residential loans and home equity loans. The allowance for credit losses increased $16.7 million to $51.5 million, or 51.6 percent of non-accruing loans and 1.73 percent of gross loans, at March 31, 2025, as compared to an allowance for credit losses of $34.8 million, or 77.8 percent of non-accruing loans and 1.15 percent of gross loans, at December 31, 2024.

Total investment securities increased by $14.7 million, or 13.2 percent, to $125.9 million at March 31, 2025, from $111.2 million at December 31, 2024, representing current year purchases.

Deposits decreased by $64.4 million, or 2.3 percent, to $2.687 billion at March 31, 2025, from $2.751 billion at December 31, 2024. Brokered deposits decreased $112.5 million, and were offset by increases in certificates of deposit, money market accounts, transaction accounts and savings accounts which totaled $48.4 million.

Debt obligations decreased by $49.8 million to $448.5 million at March 31, 2025 from $498.3 million at December 31, 2024, due to maturities and paydowns of our FHLB advances. The weighted average interest rate of FHLB advances was 4.33 percent at March 31, 2025 and 4.35 percent at December 31, 2024. The weighted average maturity of FHLB advances as of March 31, 2025 was 0.83 years. The interest rate of our subordinated debt balances was 9.25 percent at March 31, 2025 and at December 31, 2024.

Stockholders’ equity decreased by $9.2 million, or 2.8 percent, to $314.7 million at March 31, 2025, from $323.9 million at December 31, 2024. The decrease was attributable to the decrease in retained earnings of $11.6 million, or 8.2 percent, to $130.3 million at March 31, 2025 from $141.9 million at December 31, 2024. Offsetting this were increases in accumulated other comprehensive income, and additional paid in capital on stock, which totaled $2.4 million.

First Quarter 2025 Income Statement Review

The Company reported a net loss of $8.3 million for the first quarter ended March 31, 2025 as compared to net income of $5.9 million for the first quarter ended March 31, 2024. The decline was primarily driven by an increase to the Provision for loan losses of $18.8 million. offset by $5.8 million decrease in income tax provisioning. Also, net interest income decreased by $1.1 million, or 4.9 percent, to $22.0 million for the first quarter of 2025, from $23.1 million for the first quarter of 2024. The decrease in net interest income resulted from lower interest income which was partially offset by lower interest expense.

Interest income decreased by $5.1 million, or 10.3 percent, to $44.2 million for the first quarter of 2025 from $49.3 million for the first quarter of 2024. The average balance of interest-earning assets decreased $255.9 million, or 6.9 percent, to $3.444 billion for the first quarter of 2025 from $3.699 billion for the first quarter of 2024, while the average yield decreased 13 basis points to 5.20 percent for the first quarter of 2025 from 5.33 percent for the first quarter of 2024.

BCBP Reports First Quarter 2025 Results

April 22, 2025

Interest expense decreased by $4.0 million to $22.2 million for the first quarter of 2025 from $26.1 million for the first quarter of 2024. The decrease resulted from a decrease in the average rate paid on interest-bearing liabilities of 21 basis points to 3.33 percent for the first quarter of 2025 from 3.54 percent for the first quarter of 2024, while the average balance of interest-bearing liabilities decreased by $256.2 million to $2.701 billion for the first quarter of 2025 from $2.957 billion for the first quarter of 2024.

The net interest margin was 2.59 percent for the first quarter of 2025 compared to 2.50 percent for the first quarter of 2024. The increase in the net interest margin compared to the first quarter of 2024 was the result of a decrease in the cost of interest-bearing liabilities partially offset by the decrease in the yield on interest-earning assets.

During the first quarter of 2025, the Company recognized $4.2 million in net charge-offs compared to $1.1 million in net charge-offs in the first quarter of 2024. The Bank had non-accrual loans totaling $99.8 million, or 3.36 percent of gross loans, at March 31, 2025 as compared to $44.7 million, or 1.48 percent of gross loans, at December 31, 2024. The allowance for credit losses on loans was $51.5 million, or 1.73 percent of gross loans, at March 31, 2025, and $34.8 million, or 1.15 percent of gross loans, at December 31, 2024. The provision for credit losses was $20.8 million for the first quarter of 2025 compared to $4.2 million for the fourth quarter of 2024. Management believes that the allowance for credit losses on loans was adequate at March 31, 2025 and December 31, 2024.

Non-interest income decreased by $318 thousand to $1.8 million for the first quarter of 2025 from $2.1 million in the first quarter of 2024. The decrease in total non-interest income was mainly related to decreases in gains on equity securities and BOLI income of $245 thousand and $67 thousand, respectively.

Non-interest expense decreased by $178 thousand, or 1.2 percent, to $14.7 million for the first quarter of 2025 when compared to non-interest expense of $14.8 million for the first quarter of 2024. The decrease in these expenses for the first quarter of 2025 was primarily driven by lower regulatory assessment charges, offset by higher salaries and employee benefits.

The income tax provision decreased by $5.8 million, to an income tax credit of $3.4 million for the first quarter of 2025 when compared to a $2.5 million provision for the first quarter of 2024.

Asset Quality

During the first quarter of 2025, the Company recognized $4.2 million in net charge offs, compared to $1.1 million in net charge-offs for the first quarter of 2024.

The Bank had non-accrual loans totaling $99.8 million, or 3.36 percent of gross loans, at March 31, 2025, as compared to $22.2 million, or 0.68 percent of gross loans, at March 31, 2024. More than 60% of the non-accrual loans are current with all payments of principal, interest, taxes and insurance, including the previously mentioned loan that has been allocated a specific reserve. However, given that the normal standard for non-accrual is a 90 day delinquency, logic and transparency dictates that this population of loans possess certain weaknesses that are beyond payment status and therefore, even though they are current, they should be placed on non-accrual. Although our borrowers have made payment of their loan obligations to BCB a priority, our evaluation of their financial condition causes some concern about their continued ability to do so. The allowance for credit losses was $51.5 million, or 1.73 percent of gross loans, at March 31, 2025, and $34.6 million, or 1.06 percent of gross loans, at March 31, 2024. The allowance for credit losses was 51.6 percent of non-accrual loans at March 31, 2025, and 155.4 percent of non-accrual loans at March 31, 2024.

BCBP Reports First Quarter 2025 Results

April 22, 2025

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-three branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of global tariffs imposed by the Trump administration, higher inflation levels, and general economic and recessionary concerns, all of which could impact economic growth and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity and capital in a rapidly changing and unpredictable market, supply chain disruptions, and labor shortages. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: the global impact of the military conflicts in the Ukraine and the Middle East; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to hire and retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports First Quarter 2025 Results

April 22, 2025

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2025 Results

April 22, 2025

	Statements of Operations - Three Months Ended,
	March 31,2025	December 31, 2024	March 31, 2024	Mar 31, 2025 vs. Dec 31, 2024	Mar 31, 2025 vs. Mar 31, 2024
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$38,927	$41,431	$43,722	-6.0%	-11.0%
Mortgage-backed securities	561	473	305	18.6%	83.9%
Other investment securities	968	978	975	-1.0%	-0.7%
FHLB stock and other interest-earning assets	3,736	3,771	4,283	-0.9%	-12.8%

Total interest and dividend income	44,192	46,653	49,285	-5.3%	-10.3%

Interest expense:
Deposits:
Demand	5,418	5,866	5,257	-7.6%	3.1%
Savings and club	151	156	166	-3.2%	-9.0%
Certificates of deposit	10,762	12,218	14,983	-11.9%	-28.2%

	16,331	18,240	20,406	-10.5%	-20.0%
Borrowings	5,856	6,219	5,736	-5.8%	2.1%

Total interest expense	22,187	24,459	26,142	-9.3%	-15.1%

Net interest income	22,005	22,194	23,143	-0.9%	-4.9%
Provision for credit losses	20,845	4,154	2,088	401.8%	898.3%

Net interest income after provision for credit losses	1,160	18,040	21,055	-93.6%	-94.5%

Non-interest income income :
Fees and service charges	1,173	1,187	1,215	-1.2%	-3.5%
(Loss) gain on sales of loans	—	(554)	45	-100.0%	-100.0%
Realized and unrealized (loss) gain on equity investments	(115)	(661)	130	-82.6%	-188.5%
Bank-owned life insurance (“BOLI”) income	608	636	675	-4.4%	-9.9%
Other	125	330	44	-62.1%	184.1%

Total non-interest income	1,791	938	2,109	90.9%	-15.1%

Non-interest expense:
Salaries and employee benefits	7,403	7,117	6,981	4.0%	6.0%
Occupancy and equipment	2,723	2,483	2,644	9.7%	3.0%
Data processing and communications	1,844	1,754	1,853	5.1%	-0.5%
Professional fees	692	599	595	15.5%	16.3%
Director fees	418	269	277	55.4%	50.9%
Regulatory assessment fees	709	769	1,142	-7.8%	-37.9%
Advertising and promotions	179	212	216	-15.6%	-17.1%
Other	692	1,164	1,130	-40.5%	-38.8%

Total non-interest expense	14,660	14,367	14,838	2.0%	-1.2%

(Loss) Income before income tax provision	(11,709)	4,611	8,326	-353.9%	-240.6%
Income tax (benefit) provision	(3,385)	1,339	2,460	-352.8%	-237.6%

Net (Loss) Income	(8,324)	3,272	5,866	-354.4%	-241.9%
Preferred stock dividends	482	475	434	1.6%	11.0%

Net (Loss) Income available to common stockholders	$(8,806)	$2,797	$5,432	-414.8%	-262.1%

Net (Loss) Income per common share-basic and diluted
Basic	$(0.51)	$0.16	$0.32	-413.8%	-260.4%

Diluted	$(0.51)	$0.16	$0.32	-414.7%	-260.5%

Weighted average number of common shares outstanding
Basic	17,113	17,056	16,930	0.3%	1.1%

Diluted	17,113	17,108	16,939	0.0%	1.0%

BCBP Reports First Quarter 2025 Results

April 22, 2025

Statements of Financial Condition	March 31,2025	December 31,2024	March 31, 2024	March 31, 2025 vs. December 31, 2024	March 31, 2025 vs. March 31, 2024
		(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$11,977	$14,075	$11,795	-14.9%	1.5%
Interest-earning deposits	240,773	303,207	340,653	-20.6%	-29.3%

Total cash and cash equivalents	252,750	317,282	352,448	-20.3%	-28.3%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	116,496	101,717	86,966	14.5%	34.0%
Equity investments	9,357	9,472	9,223	-1.2%	1.5%
Loans held for sale	—	—	—	—	—
Loans receivable, net of allowance for credit losses on loans of $51,484, $34,789 and $34,563 , respectively	2,917,610	2,996,259	3,226,877	-2.6%	-9.6%
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	22,066	24,272	24,917	-9.1%	-11.4%
Premises and equipment, net	12,474	12,569	12,744	-0.8%	-2.1%
Accrued interest receivable	16,354	15,176	17,442	7.8%	-6.2%
Deferred income taxes	22,814	17,181	17,555	32.8%	30.0%
Goodwill and other intangibles	5,253	5,253	5,253	0.0%	0.0%
Operating lease right-of-use asset	12,622	12,686	12,186	-0.5%	3.6%
Bank-owned life insurance (“BOLI”)	76,648	76,040	74,081	0.8%	3.5%
Other assets	8,643	10,476	8,768	-17.5%	-1.4%

Total Assets	$3,473,822	$3,599,118	$3,849,195	-3.5%	-9.8%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$542,621	$520,387	$531,112	4.3%	2.2%
Interest bearing deposits	2,143,887	2,230,471	2,460,547	-3.9%	-12.9%

Total deposits	2,686,508	2,750,858	2,991,659	-2.3%	-10.2%
FHLB advances	405,499	455,361	472,949	-10.9%	-14.3%
Subordinated debentures	43,024	42,961	37,624	0.1%	14.4%
Operating lease liability	13,087	13,139	12,579	-0.4%	4.0%
Other liabilities	10,982	12,874	14,253	-14.7%	-22.9%

Total Liabilities	3,159,100	3,275,193	3,529,064	-3.5%	-10.5%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,243	24,723	27,733	2.1%	-9.0%
Common stock: no par value, 40,000 shares authorized	—	—	—	0.0%	0.0%
Additional paid-in capital common stock	201,804	200,935	199,726	0.4%	1.0%
Retained earnings	130,291	141,853	138,643	-8.2%	-6.0%
Accumulated other comprehensive loss	(4,269)	(5,239)	(7,624)	—	—
Treasury stock, at cost	(38,347)	(38,347)	(38,347)	0.0%	0.0%

Total Stockholders’ Equity	314,722	323,925	320,131	-2.8%	-1.7%

Total Liabilities and Stockholders’ Equity	$3,473,822	$3,599,118	$3,849,195	-3.5%	-9.8%

Outstanding common shares	17,163	17,063	16,957

BCBP Reports First Quarter 2025 Results

April 22, 2025

	Three Months Ended March 31,
	2025			2024
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
			(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,994,529	$38,927	5.27%	$3,299,938	$43,722	5.30%
Investment Securities	117,205	1,529	5.22%	96,226	1,280	5.32%
Other Interest-earning assets (6)	331,808	3,736	4.57%	303,291	4,283	5.65%

Total Interest-earning assets	3,443,542	44,192	5.20%	3,699,455	49,285	5.33%

Non-interest-earning assets	125,974			125,480

Total assets	$3,569,516			$3,824,935

Interest-bearing liabilities:
Interest-bearing demand accounts	$560,565	$2,369	1.71%	$560,190	$2,230	1.59%
Money market accounts	394,282	3,049	3.14%	369,096	3,027	3.28%
Savings accounts	252,227	151	0.24%	277,731	166	0.24%
Certificates of Deposit	1,005,669	10,762	4.34%	1,239,807	14,983	4.83%

Total interest-bearing deposits	2,212,743	16,331	2.99%	2,446,824	20,406	3.34%
Borrowed funds	488,418	5,856	4.86%	510,503	5,736	4.49%

Total interest-bearing liabilities	2,701,161	22,187	3.33%	2,957,327	26,142	3.54%

Non-interest-bearing liabilities	543,660			552,959

Total liabilities	3,244,821			3,510,286
Stockholders’ equity	324,695			314,649

Total liabilities and stockholders’ equity	$3,569,516			$3,824,935

Net interest income		$22,005			$23,143

Net interest rate spread(1)			1.87%			1.79%

Net interest margin(2)			2.59%			2.50%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.
(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports First Quarter 2025 Results

April 22, 2025

	Financial Condition data by quarter
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
		(In thousands, except book values)
Total assets	$3,473,822	$3,599,118	$3,613,770	$3,793,941	$3,849,195
Cash and cash equivalents	252,750	317,282	243,123	326,870	352,448
Securities	125,853	111,189	108,302	94,965	96,189
Loans receivable, net	2,917,610	2,996,259	3,087,914	3,161,925	3,226,877
Deposits	2,686,508	2,750,858	2,724,580	2,935,239	2,991,659
Borrowings	448,523	498,322	533,466	510,710	510,573
Stockholders’ equity	314,722	323,925	328,113	320,732	320,131
Book value per common share[1]	$16.87	$17.54	$17.50	$17.17	$17.24
Tangible book value per common share[2]	$16.56	$17.23	$17.19	$16.86	$16.93

	Operating data by quarter
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
		(In thousands, except for per share amounts)
Net interest income	$22,005	$22,194	$23,045	$23,639	$23,143
Provision for credit losses	20,845	4,154	2,890	2,438	2,088
Non-interest income (loss)	1,791	938	3,127	(3,234)	2,109
Non-interest expense	14,660	14,367	13,929	13,987	14,838
Income tax (benefit) expense	(3,385)	1,339	2,685	1,163	2,460
Net (loss) income	$(8,324)	$3,272	$6,668	$2,817	$5,866
Net (loss) income per diluted share	$(0.51)	$0.16	$0.36	$0.14	$0.32
Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Return on average assets	(0.95%)	0.36%	0.72%	0.30%	0.61%
Return on average stockholders’ equity	(10.40%)	4.04%	8.29%	3.52%	7.46%
Net interest margin	2.59%	2.53%	2.58%	2.60%	2.50%
Stockholders’ equity to total assets	9.06%	9.00%	9.08%	8.45%	8.32%
Efficiency Ratio[4]	61.61%	62.11%	53.22%	68.55%	58.76%

	Asset Quality Ratios
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
		(In thousands, except for ratio %)
Non-Accrual Loans	$99,833	$44,708	$35,330	$32,448	$22,241
Non-Accrual Loans as a % of Total Loans	3.36%	1.48%	1.13%	1.01%	0.68%
ACL as % of Non-Accrual Loans	51.6%	77.8%	98.2%	108.6%	155.4%
Individually Analyzed Loans	122,517	83,399	66,048	60,798	65,731
Classified Loans	251,989	152,714	98,316	87,033	97,739

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2025 Results

April 22, 2025

	Recorded Investment in Loans Receivable by quarter
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	(In thousands)
Residential one-to-four family	$232,456	$239,870	$241,050 $	242,706	$244,762
Commercial and multi-family	2,221,218	2,246,677	2,296,886	2,340,385	2,392,970
Construction	118,779	135,434	146,471	173,207	180,975
Commercial business	330,358	342,799	371,365	375,355	378,073
Home equity	66,479	66,769	67,566	66,843	65,518
Consumer	2,271	2,235	2,309	2,053	2,847

	$2,971,561	$3,033,784	$3,125,647	$3,200,549	$3,265,145
Less:
Deferred loan fees, net	(2,467)	(2,736)	(3,040)	(3,381)	(3,705)
Allowance for credit losses	(51,484)	(34,789)	(34,693)	(35,243)	(34,563)

Total loans, net	$2,917,610	$2,996,259	$3,087,914	$3,161,925	$3,226,877

	Non-Accruing Loans in Portfolio by quarter
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	(In thousands)
Residential one-to-four family	$1,138	$1,387	$410 $	350	$429
Commercial and multi-family	89,296	32,974	27,693	27,796	12,627
Construction	586	586	586	586	3,225
Commercial business	8,374	9,530	6,498	3,673	5,916
Home equity	439	231	123	43	44
Consumer	—	—	20	—	—

Total:	$99,833	$44,708	$35,330	$32,448	$22,241

	Distribution of Deposits by quarter
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	(In thousands)
Demand:
Non-Interest Bearing	$542,620	$520,387	$528,089	$523,816	$531,112
Interest Bearing	537,468	553,731	527,862	549,239	552,295
Money Market	405,793	395,004	366,655	371,689	361,791

Sub-total:	$1,485,881	$1,469,122	$1,422,606	$1,444,744	$1,445,198
Savings and Club	254,732	252,491	255,115	258,680	272,051
Certificates of Deposit	945,895	1,029,245	1,046,859	1,231,815	1,274,410

Total Deposits:	$2,686,508	$2,750,858	$2,724,580	$2,935,239	$2,991,659

BCBP Reports First Quarter 2025 Results

April 22, 2025

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$314,722	$323,925	$328,113	$320,732	$320,131
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	25,243	24,723	29,763	28,403	27,733

Total tangible common stockholders’ equity	284,226	293,949	293,097	287,076	287,145
Shares common shares outstanding	17,163	17,063	17,048	17,029	16,957
Book value per common share	$16.87	$17.54	$17.50	$17.17	$17.24

Tangible book value per common share	$16.56	$17.23	$17.19	$16.86	$16.93

	Efficiency Ratios
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	(In thousands, except for ratio %)
Net interest income	$22,005	$22,194	$23,045	$23,639	$23,143
Non-interest income (loss)	1,791	938	3,127	(3,234)	2,109

Total income	23,796	23,132	26,172	20,405	25,252
Non-interest expense	14,660	14,367	13,929	13,987	14,838

Efficiency Ratio	61.61%	62.11%	53.22%	68.55%	58.76%